Exhibit 10.2
SERVICING AGREEMENT
     This AGREEMENT is dated as of January 1, 2007 (this “Agreement”) by and between DISCOVER PRODUCTS INC., a Delaware corporation (“DPI”) and DISCOVER BANK, a Delaware bank (“DB”).
WITNESSETH:
     WHEREAS, DB and DPI have agreed to enter into this Servicing Agreement (“Agreement”) in order to document the services that DPI will provide DB and may in the future provide DB;
     WHEREAS, DPI may, but is not required to, perform some or all of the following services for DB as set forth in this Agreement, including, marketing (including, but not limited to, services related to advertising, telemarketing, promotion, and ventures or partnerships with third parties); credit card and other non-card loan products (including, but not limited to, services related to credit approval, credit processing, authorization, customer service, account servicing, and collections); deposit products (including, but not limited to, services related to the direct marketing, advertising and promotion of deposit accounts); and various other services in connection with DB’s products and services, as may arise from time to time; and
          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Term. The term of this Agreement (“Term”) shall commence as of the date hereof and shall continue in effect provided that either party can terminate this Agreement on any anniversary date by written notice of termination to the other party at least one hundred eighty (180) days prior to such anniversary date.
     2. Services. DPI shall perform the services, which are described without limitation in subparagraphs A through H of this Section 2, and such additional services as agreed to from time to time by the parties, in accordance with all applicable federal and state laws, including statutes, regulations and rules (individually and collectively, the “Services”). DPI will not be responsible for violations of federal or state law, including usury laws, fee restrictions or privacy laws, to the extent that DPI acts consistently with directions or supervision received from DB or its agents. DPI shall provide the services utilizing at least such levels of diligence, care, completeness and timeliness customarily followed by large banking institutions in respect of their business. DPI may satisfy its obligations to perform hereunder either through its own employees, agents, representatives, affiliates or through independent contractors that it chooses to retain. DPI shall be responsible for actions of its agents, employees, representatives, and/or independent contractors used to provide the Services as if performed directly by DPI. DB will be solely responsible for establishing the annual percentage yields and rates, credit underwriting standards, insurance premiums, and other charges and fees for its credit cards, deposit accounts and other products and services and for ensuring that such yields, rates, premiums, charges or fees are in compliance with state and federal laws.
          A. Marketing Services. DPI shall provide such marketing programs for DB’s products and services as DB may request from time to time. These marketing programs may incorporate, without limitation, direct mailings; telemarketing; special promotional events; visual and broadcast advertisements delivered via traditional mass-media channels, the Internet or other electronic communication devices; and ventures, partnerships or other cooperative marketing arrangements with third parties. In performing these marketing services, DPI shall adhere to the following conditions:
               (i) all marketing materials, including visual and broadcast advertisements and telemarketing scripts, will be subject to DB’s review and prior approval;
               (ii) all marketing materials, including visual and broadcast advertisements and telemarketing scripts, will be prepared in accordance with applicable legal, regulatory and policy requirements;
               (iii) the names, addresses and account numbers of DB’s customers shall at all times remain the exclusive property and confidential information of DB and may be used by DPI solely in connection with the performance of this Agreement and on such terms as DB, in its discretion, deems appropriate;
               (iv) any remuneration that DPI receives from third parties with whom DPI has contracted on DB’s behalf in furtherance of this Agreement shall belong to DB and must be conveyed to DB as soon as practicable whenever such remuneration is determined by the parties to constitute payment for the use of, or access to, DB’s customer lists or other proprietary information or property.
          B. Policy Manuals. DPI will create and maintain, upon the request of and in coordination with DB, policy and procedures manuals relating to the Services.
          C. Customer Service. DPI will provide telephone customer service for DB’s products and services, including twenty-four (24) hour, seven (7) day per week service for credit card accounts, in accordance with mutually agreed upon procedures and standards.
          D. Fraud and Investigation Services. DPI will provide fraud investigative services for DB’s products and services utilizing mutually agreed upon procedures and standards.

          E. Reports. At the request of DB, DPI will provide reports concerning customer account activity and such other matters as DB may designate in accordance with mutually agreed upon procedures and standards.
          F. Information Technology and Support Services. DPI will provide information technology support services.
          G. Collection Services. DPI will provide a collection procedure for DB credit card products and such other DB products and services as the parties mutually agree upon. DPI will not take any legal action with respect to any DB account, except in accordance with DB policies and procedures or with the prior consent of DB.
          H. Other Services. DPI may perform the following services in connection with DB issued credit and debit cards, other products and services as the parties find mutually agreeable:
               (i) approving or denying applications by customers in accordance with DB’s guidelines, including a credit scoring system (a statistical evaluation model that assigns point values to credit information regarding applicants) supplied by DB or, if requested by DB, developed by DPI and approved by DB;
               (ii) furnishing authorizations for purchases;
               (iii) processing transactions;
               (iv) establishing and maintaining account records in a form satisfactory to DB and consistent with the computer programming parameters of DPI;
               (v) reporting information on DB’s customers to the various credit bureaus; and
               (vi) providing monthly delinquency reports.
     3. Fees and Payments. The fees for the Services and the schedule and manner for payment are set forth in Exhibit A, which is attached hereto and made a part hereof.
     4. Disaster Recovery Plan.
          A. DPI shall have in place business continuity and disaster recovery plans in relation or that apply to the Services rendered by DPI (“Disaster Recovery Plan” or “Plan”). The Disaster Recovery Plan shall comply in all respects with all applicable federal, state and local laws, and shall be subject to the approval of DB.

          B. DPI shall review and, if necessary, update the Plan on an annual basis or upon request of the DB. DPI shall notify DB of all material changes to the Plan.
          C. DPI shall periodically test and evaluate the Disaster Recovery Plan to ensure that it remains predictable, effective and current. DPI shall give DB an opportunity to participate in all Disaster Recovery Plan testing. Without limiting the foregoing, the DB shall have the right to have its employees, agents and representatives present at, and monitoring, each such test of the Plan. DPI shall provide DB with the results of each Disaster Recovery Plan test.
          D. In the event of a disaster, in addition to performing Disaster Recovery in accordance with the Disaster Recovery Plan, DPI shall immediately notify DB of the nature and extent of the disaster and the location of the recover center.
          E. Except as may be provided in a Disaster Recovery Plan and Section 6, the occurrence of a disaster shall not relieve DPI of its obligation to perform the Services in accordance with the terms hereof.
     5. Audit.
          A. DPI acknowledges that DB is subject to regulation and examination by the Federal Deposit Insurance Corporation and the Delaware Office of the State Bank Commissioner and certain other state and federal regulatory agencies (“Regulatory Agencies”). DPI shall provide the Regulatory Agencies with access to any facility or part of a facility at which either DPI or any of its subcontractors is performing the Services, to DPI personnel, and to data and records relating to the Services for the purpose of performing audits, examinations and inspections of either DPI or any of its subcontractors during the term and for the period DPI is required to maintain records under this Agreement. DPI shall cooperate fully with regard to examinations by the Regulatory Agencies. DPI shall immediately give DB notice of any inquiry or communication, whether formal or informal, by a Regulatory Agency regarding the Services. DPI shall provide any and all assistance to DB to facilitate any audit of an unaffiliated third party subcontractor of DPI by a Regulatory Agency.
          B. DPI shall provide DB and its auditors (including internal audit staff and external auditors), inspectors, and other representatives as DB may from time to time designate, access at all reasonable times upon reasonable advance notice to DPI to any facility or part of a facility at which either DPI or any of its subcontractors is performing the Services, to DPI personnel, and to data, records, policies and procedures relating to the Services for the purpose of performing audits, examination and inspections of either DPI or any of its subcontractors during the term of the Agreement and for the period DPI is required to maintain records under this Agreement to examine DPI’s performance of the Services and compliance with the terms of this Agreement, including (i) practices, policies and procedures; (ii) systems, equipment and software; (iii) general controls and security practices and procedures; (iv) disaster recovery and back-up procedures; and (v)

any other matters reasonably requested by DB. DPI will provide DB with copies of any internal audit reports reasonably related to the Services or systems or practices that support the Services.
     6. Force Majeure. Neither party shall be liable for any loss, injury, damages, delay in performance or failure to perform any obligation under this Agreement to the extent such loss, injury, damages, delay or failure to perform is the result of causes beyond the control of that party and is without its fault or negligence, including, but not limited to, acts of God, labor disputes, governmental regulations or orders, civil disturbance, war conditions, terrorist acts, riots, explosions, fires or the result of a failure by the other party to satisfy its obligations under this Agreement, except to the extent such loss, injury, damages, delay or non-performance is the result of any failure of DPI to comply with its obligations set forth in the Disaster Recovery Plan.
          Upon occurrence of any force majeure event, DPI shall render the Services in accordance with the emergency service levels and other conditions as detailed in the Disaster Recovery Plan. Each party to this Agreement shall also make a good faith effort to mitigate the effects of any occurrence beyond its control that results in any loss, injury, damages, delay or failure to perform its obligations under this Agreement.
     7. Representations and Warranties of Discover Products Inc. DPI represents and warrants to DB that it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah, and this Agreement when duly executed and delivered by DPI will constitute a legal, valid and binding obligation of DPI, enforceable against DPI in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights. DPI further represents and warrants to DB as follows:
          A. DPI has full power and authority to do and perform all acts contemplated by this Agreement.
          B. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations under this Agreement will conflict with, or result in a breach of any of the terms, conditions or provisions of any Law applicable to any DPI, the charter or bylaws of any DPI or of any agreement to which any DPI is a party or by which it may be bound.
          C. Prior to the performance of any of its obligations pursuant to this Agreement, DPI will have obtained and/or made any consent, approval, waiver or other authorization of or by, or filing or registration with, any court, administrative or governmental agency that is required to be obtained in connection with the execution, delivery or performance by DPI, or the consummation by DPI, of the transactions contemplated by this Agreement.

     8. Representations and Warranties of Discover Bank. DB represents and warrants to DPI as follows:
          A. DB is an FDIC-insured bank duly organized and validly existing under the laws of the State of Delaware, and this Agreement has been duly authorized, executed and delivered by DB and constitutes a legal, valid and binding obligation of DB, except as enforcement may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.
          B. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of Law applicable to DB, or the charter or bylaws of DB or of any agreement to which DB is a party or by which it may be bound.
          C. Prior to the performance of any of its obligations pursuant to this Agreement, DB will have obtained and/or made any consent, approval, waiver or other authorization of or by, or filing or registration with, any court, administrative or Regulatory Agency that is required to be obtained by DB in connection with the execution, delivery or performance by DB, or the consummation by DB, of the transactions contemplated by this Agreement.
     9. Liability and Indemnification.
          A. DPI agrees to be liable for, and to indemnify and hold harmless DB from and against, any and all liability, loss, claim, cost or expense (including court costs and attorneys’ fees) attributable to (i) a breach of any representation or warranty made by DPI pursuant to this Agreement; (ii) willful misconduct or gross negligence of DPI; or (iii) any default by DPI in any of its obligations or covenants under this Agreement.
          B. DB agrees to indemnify and hold harmless DPI from and against any and all liability, loss, claim, cost or expense (including court costs and attorneys’ fees) attributable to (i) a breach of any representation or warranty by DB pursuant to this Agreement; (ii) willful misconduct or gross negligence of DB; or (iii) any default of DB in any of its obligations or covenants under this Agreement.
          C. For purposes of Section 8(A) and (B), DPI and DB include their respective affiliates and any of their employees, agents, representatives and/or independent contractors of each.

          D. Notwithstanding anything contained herein to the contrary, neither party shall be liable to the other for consequential or incidental damages.
     10. Notice. Any notice required to be given hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested, and shall be effective when received. Every such notice shall be addressed as follows:
If to Discover Products Inc., to:
Discover Products Inc.
2500 Lake Cook Road
Riverwoods, Illinois 60015
Attention: President
and, if to Discover Bank, to:
Discover Bank
12 Read’s Way
New Castle, DE 19720
Attention: President
     11. Confidentiality.
          A. It is understood that, in the performance by DPI of the Services, DPI may have access to private or confidential information of DB and DB’s employees and customers, and that DB may have access to confidential information of DPI. Each party shall keep, and have its employees, agents and subcontractors keep, any and all private or confidential information of the other party strictly confidential and to use such information only for the purpose of providing the Services or as otherwise agreed to by the other party. Each party acknowledges and agrees that in the event of a breach or threatened breach by it of the provisions of this Section, the other party will have no adequate remedy in money or damages and, accordingly, shall be entitled to an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach of any provision of this Agreement. Neither party shall provide any private or confidential information of the other party to third parties pursuant to an administrative or judicial subpoena, summons, search warrant or other governmental order without providing prior notice to such other party, unless otherwise provided by law or court order.
          B. DB and DPI agree that the DB’s confidential information includes all non-public personal information (as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, all as may be amended from time to time) and other non-public information regarding DB’s customers (such information, “Customer Information”). DPI agrees as follows with respect to Customer Information: (i) DPI shall exercise a standard of care in the protection of Customer Information which is consistent with the Interagency Guidelines for Safeguarding Customer Information set forth in part 364, Appendix B of the FDIC Regulations (the “Interagency Guidelines”); (ii) DPI shall use and maintain Customer Information only as necessary for the purpose of providing the Services for which the Customer Information was disclosed and only in accordance with applicable law, rule or regulation of any jurisdiction relating to disclosure or use of Customer Information; (iii) DPI shall not use any Customer Information in any manner prohibited by Title V of GLBA; and (iv) DPI will implement and maintain an appropriate written information security program, the terms of which shall meet or exceed the requirements for financial institutions under the Interagency Guidelines. In the event that DPI learns or has reason to believe that Customer Information of DB has been disclosed or accessed by an unauthorized person: (i) it shall immediately give notice of such event to DB and cooperate with DB and the relevant supervisory authorities in the event of litigation or a regulatory inquiry concerning the disclosure and (ii) it shall immediately take appropriate steps to ensure that any disclosure of, or unauthorized access to, Customer Information does not continue and shall inform the other party of steps taken to address the cause of the disclosure.
          C. The DPI’s and DB’s obligations and agreements under this Section 11 hereof shall not apply to any information supplied that: (i) was known to the receiving party prior to the disclosure by the other; (ii) is or becomes generally available to the public other than by breach of this Agreement; or (iii) otherwise becomes lawfully available on a nonconfidential basis from a third party who is not under an obligation of confidence to the other party.
          D. Upon termination of this Agreement, or upon DB’s written request, DPI shall promptly return to DB the following DB data, which is and shall remain the property of DB:
               (i) account master tape files;
               (ii) agent master tape files;
               (iii) computer-produced reports which reflect activity during the ninety (90) day period immediately prior to termination of the Agreement or the written request; and
               (iv) any other DB data that DB requests be returned to DB.
          DPI shall cooperate with DB to transfer the Services that DPI performs for DB servicing back to DB or to a new servicing organization as determined by DB. Upon the return of any such DB data, and the transfer of Services, DPI shall submit a bill to DB for the cost incurred by DPI in returning such DB data and coordinating the transfer. DB shall pay any such bill within thirty (30) days of the receipt of such bill.

     12. General Conditions.
          A. The validity, construction and performance of this Agreement is governed by the laws of the State of Delaware.
          B. All provisions contained in this Agreement extend to and are binding upon the parties and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent will not be unreasonably withheld.
          C. Each paragraph and provision of this Agreement is severable from the entire Agreement, and if one provision hereof is declared invalid, the remaining provisions shall nevertheless remain in effect.
          D. This document constitutes the entire Agreement between DPI and DB with respect to the Services, and no representation or statement not contained in this Agreement shall be binding upon DPI or DB as a warranty or otherwise. This Agreement may not be amended, changed, modified or altered except in writing, signed by both parties. This Agreement constitutes the entire understanding between the parties and supersedes all previous agreements and negotiations, whether written or oral, respecting the subject matter hereof.
          E. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to constitute but one and the same instrument.
          F. The relationship of DPI to DB under this Agreement is that of independent contractor. Nothing herein contained shall be construed as constituting a partnership, joint venture or agency between the parties hereto.
          G. No term or provision hereof will be deemed waived, and no variation of terms or provisions hereof shall be deemed consented to, unless such waiver or consent shall be in writing and signed by the party against whom such waiver or consent is sought to be enforced. Any delay, waiver or omission by DPI or DB to exercise any right or power arising from any breach or default of the other party in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by DPI or DB of any subsequent breach or default of the same or other terms, provisions or covenants on the part of the other party.
          H. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.
          I. Any exhibit to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth herein. Any agreement, schedule, or exhibit referred to herein shall mean such agreement, schedule, or exhibit as amended, restated, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and this Agreement.
          J. Each defined term shall have the meaning set forth herein and shall be equally applicable to both the singular and plural forms. The words “including,” “include” and “includes” shall each be deemed to be followed by the term “without limitation.” Reference to any statute, rule or regulation means such statute, rule or regulation as amended and supplemented at the time and from time to time and includes any successor statute, rule or regulation. Unless otherwise stated, references to recitals, articles, sections, paragraphs, and schedules shall be references to recitals, articles, sections, paragraphs and schedules of this Agreement.
          K. The agreements contained in Sections 5, 9, 10, 11 and 12 of this Agreement shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
DISCOVER PRODUCTS INC.

By:	/s/ Keith Heckel

Name:	Keith Heckel

Title:	Vice President

DISCOVER BANK

By:	/s/ Michael F. Rickert

Name:	Michael F. Rickert

Title:	Vice President, Chief Financial Officer and Treasurer

EXHIBIT A – Servicing Agreement (“Agreement”)
Discover Products Inc.
SERVICING FEES CHARGED TO DISCOVER BANK
EFFECTIVE JANUARY 1, 2007
Discover Bank (“DB”) will pay Discover Products Inc. (“DPI”) for costs incurred by DPI in its role of providing services for cardmembers of Discover Bank. Each month, DPI will determine the amount of expenses it incurs associated with providing services to DB and will invoice those costs to DB under the servicing agreement. The amounts invoiced may include, but are not limited to, the following general categories:
Marketing
Customer Services, Collections and Other Services
Business Technology
Leasing/Rental Expenses
In addition, DPI may bill DB for various services and supplies that DPI obtains from other providers in connection with servicing DB’s customers, which may include a DPI markup to DB to reflect the benefit of DPI’s management of the relationships with these other providers. The amounts charged will be equal to the amounts paid by DPI, plus any markup. The items to be billed under this portion of the agreement may include, but are not limited to, the following:
Advertising & Media
Promotional Marketing
Direct Mail
Marketing – Other
Inquiry Fees
Consumer Credit Counseling Fees
Collection Fees
Policy Adjustments/Fraud
Amounts paid to third parties for:
-	Royalties

-	Cardmember/Partner Rewards
Leasing/Rental Expenses
If new categories of items arise that are procured from outside providers, DPI will be allowed to include them in the service fee charged, provided they are separately identified in the invoice to DB, and a DB officer approves the new item on the invoice.
Amount To Be Invoiced Under Servicing Fee
DPI intends to bill DB for the services it provides DB. The parties agree that fees charged to DB hereunder shall not exceed the fees DB would have been charged for the Services by an unaffiliated third party